Exhibit 10.3

ViewRay, Inc.

2 Thermo Fisher Way

Oakwood Village, OH 44146

July 22, 2018

Mr. Chris A. Raanes

President and Chief Executive Officer

ViewRay, Inc.

c/o ViewRay, Inc.

2 Thermo Fisher Way

Oakwood Village, OH 44146

Dear Chris:

This letter agreement (the “Agreement”) sets forth our mutual agreement concerning the termination of your employment as an executive officer and employee of ViewRay, Inc., a Delaware corporation (the “Company”), and resignation from the Board of Directors of the Company.  The Agreement supersedes the terms provided for in the employment agreement entered into by you and the Company on January 18, 2013 (the “Employment Agreement”).

1.Termination.  Your employment with the Company and its subsidiaries and affiliates will terminate in all capacities as of July 22, 2018 (the “Effective Date”); provided, however, that you hereby resign, effective as of the date of this Agreement, from your positions as President and Chief Executive Officer and as a director of the Company and from all other officer positions, directorships and positions that you currently hold with the Company or any of its subsidiaries or affiliates.

2.Payments Upon Termination.  On the Effective Date, the Company will pay to you: (i) any Base Salary (as defined in the Employment Agreement) as well as accrued vacation pay, expense reimbursements, earned compensation and vested benefits under any Company Plan, and any and all other similar amounts, accrued but unpaid as of the Effective Date, and (ii) the awarded but unpaid portion, if any, of the Performance Bonuses (as defined in the Employment Agreement) for any year prior to 2018.

3.Consulting Engagement.  Subject to your compliance with your obligations under this Agreement and in consideration of the covenants set forth herein and the waiver and release set forth below and the reaffirmation of such release at the conclusion of the Consulting Period (as defined below) by signing Schedule B, you will be engaged as a consultant to the Company for a period  beginning on the Effective Date and ending on the first anniversary of the Effective Date, unless earlier terminated by you or the Company upon 30 days written notice (the “Consulting Period”).  Your services hereunder during the Consulting Period shall consist of such consulting and advisory services, and shall be provided at such times, as may be requested from time to time by the Company; provided, however, that such services shall not be required for more than an average of twenty (20) hours per month (for an expected total of 240 hours) with any fewer or additional hours in a given month subject to the mutual agreement of the parties.  During the Consulting Period, you will not be treated as an employee of the Company or any of its subsidiaries or affiliates at any time after the Effective Date including, without limitation, during the Consulting Period, for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of the Company or any of its subsidiaries or affiliates, except as provided for under the ViewRay, Inc. 2015 Equity Incentive Award Plan (the “Equity Plan”) as set forth in Section 4(d).  Your services hereunder during the Consulting Period, if any, will be performed in the capacity of an “independent contractor.”  In your role as a consultant, the Company will not share with you any material, non-public confidential information.

4.Payments and Benefits.  Subject to your compliance with your obligations under this Agreement and in consideration of the covenants set forth herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with Section 15(i), the Company will provide you with the following payments and benefits:

(a)Payment.  The Company will pay you an amount equal to twelve months of your current base salary, or $475,000 (the “Salary Payments”), to be paid in equal installments in accordance with the Company’s usual payroll practices during the Consulting Period.  In the event this Agreement is terminated by either party the Company shall continue to make the Salary Payments through the one-year anniversary of the Effective Date.

(b)2018 Performance Bonus.  The Company will pay you an amount equal to $155,944 (the “Bonus Payments”), which represents the amount of the performance bonus you would have received for the 2018 Fiscal Year, prorated for the number of days you served as Chief Executive Officer.  This amount has been determined using (i) actual performance for the first and second quarters of 2018 for the portion of the annual bonus based on the achievement of financial metrics, and (ii) targeted performance for the third and fourth quarters of 2018 through the Effective Date for the portion of the annual bonus based on the achievement of financial metrics.  Your prorated 2018 Performance Bonus will be paid in equal installments in accordance with the Company’s usual payroll practices during the Consulting Period.  In the event this Agreement is terminated by either party the Company shall continue to make the Bonus Payments through the one-year anniversary of the Effective Date.

(c)Continuation of Medical Benefits.   Provided that you timely and properly apply for continued medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will, for twelve (12) months following the Effective Date, reimburse you for the cost of the insurance premiums for such coverage.

(d)Company Stock Options and Restricted Stock Units.  As of the date hereof, you hold (i) exercisable options (the “Exercisable Options”) to purchase 2,053,009 shares of the Company’s common stock (“Common Stock”), as evidenced by the Stock Option Grant Notices described on Schedule A hereto, and (ii) unexercisable options (the “Unexercisable Options”) to purchase 876,671 shares of Common Stock, as evidenced by the Stock Option Grant Notices described on Schedule A hereto (together, the “Options”). For purposes of the Options, your termination will not be considered a Termination of Service as defined in the Equity Plan, and the Options will not expire under the terms of your Stock Option Grant Notices.  Your work providing services as a consultant will be considered continuing service for the Company, and your Options will continue to vest in accordance with the vesting schedule provided in the Stock Option Grant Notices during the Consulting Period.  In the event the Company terminates this Agreement without Cause or if you die or become disabled prior to the one-year anniversary of the Effective Date, any unvested Options you hold that would have vested during a period equal to 24 months from the Effective Date shall vest and become exercisable immediately on the final day of the Consulting Period.  For the avoidance of doubt, the final day of the Consulting Period will represent a Termination of Service pursuant to the Equity Plan.  In addition, if you terminate the Agreement prior to the one-year anniversary of the Effective Date, you will (i) receive vesting credit for the period prior to the termination of the Agreement and (ii) any unvested Options you hold that would have vested during the twelve (12) months following the termination of the Agreement shall vest and become exercisable on the termination date.  The post-termination exercise period of your Options will be extended to the longer of (i) one (1) year from the Effective Date or (ii) six (6) months from the final date of the Consulting Period.  The terms provided by the Equity Plan and the Stock Option Grant Notices shall continue to apply during the Consulting Period.

5.Reimbursement Expenses.  During the Consulting Period, the Company will promptly reimburse you for pre-approved business expenses incurred in connection with travel at the Company’s request (which shall be in accordance with the Company’s policies) and any other business expenses which are authorized or approved by the Company in advance.

6.No Other Compensation or Benefits for Which You May Have Been Eligible.  The compensation provided for in Sections 2 and 4 replaces any compensation under Section 6 of the Employment Agreement.  By entering into this Agreement, you agree that you will not be entitled to any additional compensation in connection with your termination as set forth in the Employment Agreement.  Further, except as otherwise specifically provided herein or as required by Section 4980B(f) of the Internal Revenue Code (the “Code”) (relating to COBRA coverage) or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its subsidiaries or affiliates on or after the Effective Date.

7.Cooperation.  From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations or business endeavors you may have and such obligation to cooperate shall not require you to provide any such cooperation to the extent it would unreasonably interfere with such employment or business endeavors) with the Company and its subsidiaries and affiliates and its directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its subsidiaries and affiliates relating to information concerning actual or prospective customers of the Company or any subsidiary or affiliate which may be in your possession.  The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with any such cooperation by you, provided that such expenses have been approved in writing in advance by the Chief Executive Officer or the Board of Directors of the Company.  To the extent that such expenses are reasonably estimated by you to be other than de minimis, the Company shall, subject to the approval set forth in the preceding sentence, advance you the amount of expenses that you reasonably believe you will incur in connection with such cooperation for the ensuing 15 day period upon your agreement to properly account to the Company for actual expenses and to pay back the Company any amount of such advancements that are not actually used to pay such estimated expenses.

8.Return of Property.  You represent that you have surrendered or will surrender within 10 days after the Effective Date to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

9.Non-Disparagement.  You shall refrain from any derogatory or disparaging comments about the Company and its affiliates and any of their respective directors, officers and executives, including any such comments relating to your employment, service as a director or separation from service.  The Company shall instruct its officers and executives to refrain from making any derogatory or disparaging comments about you, including any such comments relating to your employment, service as a director or separation from service. These obligations shall not apply to or restrict the communication of information by you or the Company to any state or federal law enforcement agency or testimony or disclosure compelled by law or regulation or process of law.  A violation, or threatened violation, of this Section 9 may be temporarily enjoined by a duly authorized court.  The rights afforded under this Section 9 are in addition to any and all rights and remedies otherwise afforded by applicable law.

10.Release.

(a)General Release.  In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Released Claims”), including, but not limited to, any claims for wages, bonuses, employment benefits, or damages, restitution or other relief of any kind whatsoever, including without limitation claims arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, any theory of discrimination, harassment or retaliation, any theory of defamation, any theory of fraud or misrepresentation, any theory of negligence or any other violation of tort law, arising from any act, omission or occurrence occurring up to and including the date you sign this Agreement.  The Released Claims also include any claim arising out of any federal, state or other governmental statute or ordinance, including, without limitation, any rights or claims under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Worker Benefits Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act of 1974; the California Fair Employment and Housing Act, Cal. Gov’t Code, § 12900 et seq.; the California Unruh Civil Rights Act, Cal. Civ. Code § 51; the California Sexual Orientation Bias law, Cal. Lab. Code § 1102.1; Cal. Lab. Code § 1102.5; any other provision of the California Labor Code, including without limitation California Labor Code §§ 203, 218, 226.7, 510, 515, 1194, 2698 et seq.; the California Business and Professions Code § 17200 et seq.; and any other federal, state, local or municipal statute, order, or ordinance, each as amended. This Section 10(a) does not apply to any Released Claims that you may have as of the date you sign this Agreement arising under the Federal the Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or the Older Workers Benefit Protection Act of 1990 (“OWBOP”).  Released Claims arising under ADEA are addressed in Section 10(b) of this Agreement.  This waiver and release shall not preclude you or the Company from filing a claim in accordance with Section 13, below, for the exclusive purpose of enforcing their respective rights under this Agreement.  Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect or modify the Company’s or your obligations under the Consulting Agreement.

The Parties agree that this is a compromise settlement of all claims and therefore it is not an admission of liability on the part of the Company.  The Executive agrees and acknowledges that the release contained in this Section 10 applies to all unknown and unanticipated injuries and/or damages (as well as those now disclosed) arising from any act, omission or occurrence occurring up to and including the date you sign this Agreement.  Section 1542 of the California Civil Code provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which is known by him/her must have materially affected his/her settlement with the debtor.

By signing this Agreement, you waive the provisions of Section 1542.  Further, you agree that the benefits provided under this agreement are in lieu of any benefits (including but not limited to severance) you may have been entitled to upon separation based upon any oral or written promises made to you, including those outlined in your Employment Agreement.

(b)Specific Release of ADEA Claims.  In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their officers, employees, directors and agents from any and all Released Claims that you may have as of the date you sign this Agreement arising under ADEA.  By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you have been given a period of not fewer than 45 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; (iii) you are providing the release and discharge set forth in this Section10(b) only in exchange for consideration in addition to anything of value to which you are already entitled; (iv) you will have seven days following your execution of this agreement to revoke your signature by notifying, in writing, ViewRay, Inc. 2 Thermo Fisher Way, Oakwood Village, OH 44146, Attention: Daniel Moore, Chairman; (v) this agreement will be effective as of the eighth day following the execution of this Agreement, assuming you have not delivered a revocation; and (vi) you have received the disclosure required by the OWBPA and attached hereto as Schedule C, identifying and comparing the job positions eliminated and retained in conjunction with this Agreement.

(c)Notwithstanding the foregoing, you specifically do not release, and this Agreement does not affect: (1) any claim(s) to enforce this Agreement; (2) any claim(s) to indemnification under the Company’s Certificate of Incorporation, the Directors Indemnification Agreement between you and the Company, or any other governing document or agreement and/or under applicable law; (3) your rights as a shareholder of the Company; and (4) any claim(s) that by law cannot be released.

11.Reaffirmation of Release.  As a condition of receiving the compensation outlined in Section 4, you agree that, on the last day of the Consulting Period, you will execute the reaffirmation of your release set forth in the Section 10, as set forth in Schedule B hereto and that such reaffirmation will cover the period from the Effective Date through the end of the Consulting Period.

12.Restrictive Covenants.

(a)Reaffirmation of Restrictive Covenants.  You acknowledge that you are, and will remain, subject to the Confidentiality, Inventions and Non-Interference Agreement (the “Restrictive Covenant Agreement”), signed in conjunction with your Employment Agreement.  You agree that the provisions of the Restrictive Covenant Agreement will continue to apply until the end of the Consulting Period, plus any additional years provided for in the Restrictive Covenant Agreement.

(b)Confidentiality.

(i)Confidentiality.  You agree that you will not at any time, except with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company or its employees, officers, directors or agents) or use for your own benefit any Confidential Information (as defined below).  Notwithstanding anything in this Section 12(b) to the contrary, in the event that you become legally compelled to disclose any Confidential Information, you will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, you will furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and you will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded for any such Confidential Information.

(ii)Confidential Information.  “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information of the Company or any of its subsidiaries or affiliates, (ii) any information of the Company or any of its subsidiaries or affiliates that gives the Company or any of its subsidiaries or affiliates a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information of the Company or any of its subsidiaries or affiliates the disclosure or improper use of which would reasonably be expected to be detrimental to the interests of the Company or any of its subsidiaries or affiliates and (iv) any trade secrets of the Company or any of its subsidiaries or affiliates.  Confidential Information also includes any non-public, confidential or proprietary information about, or belonging to, any third party that has been entrusted to the Company or any of its subsidiaries or affiliates.  The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by you, or at your direction.  The term “Confidential Information” also shall not include the existence and terms of this Agreement.

(iii)Whistleblower Protection.  Notwithstanding anything in this Agreement or otherwise, it is understood that you have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement or otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and you may do so without notifying the Company.  The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental authority.

(c)Restrictions on Solicitation.  During the period beginning on the Effective Date and ending on the later of (i) the first anniversary of the Effective Date or (ii) twelve (12) months following the end of the Consulting Period (the “Restricted Period”), you will not, without the Company’s express written consent, directly or indirectly, solicit or attempt to solicit any employees, agents or consultants of the Company or its subsidiaries or affiliates to terminate their employment or engagement with the Company or any of its subsidiaries or affiliates and/or to enter into an employment, agency or consultancy relationship with you or any other person or entity with whom you are affiliated.

13.Certain Remedies.

(a)Cessation of Payments and Benefits.  In the event that you (i) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein, or (ii) breach any of the covenants contained in this Agreement, the Company shall be entitled to cease making any payments or providing any benefits due hereunder.

(b)Arbitration.  Each of the parties hereto hereby consents to the jurisdiction of all state and federal courts located in San Mateo County, California, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this agreement or any of the transactions contemplated hereby, including, without limitation, any proceeding relating to ancillary measures in aid of arbitration, provisional remedies and interim relief, or any proceeding to enforce any arbitral decision or award. Each party hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute arising out of, or in connection with, this agreement or any of the transactions contemplated hereby other than as set forth in this Section 13 or as provided in the Restrictive Covenants Agreement, or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof.  Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 15(j) of this agreement.

(c)Waiver of Jury Trial.  Each of the parties hereto hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this agreement or any of the transactions contemplated hereby.

14.Section 409A.

(a)General.  The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The Company and you shall take commercially reasonable efforts to reform or amend any provision hereof consistent with the foregoing intent of the parties to the extent that the Company reasonably determines that such provision would or could reasonably be expected to cause you to incur any additional tax or interest under Section 409A, provided that any such modifications shall not increase the, or result in any, cost or liability to the Company.

(b)Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon your termination of employment shall (subject to Section 409A(a)(2)(B)(i) of the Code) be payable only upon your “separation from service” with the Company within the meaning of Section 409A.

(c)Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred; provided that you submit your reimbursement request promptly following the date the expense is incurred in accordance with the Company’s expense reimbursement policy, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

15.Miscellaneous.

(a)Entire Agreement.  This Agreement and any terms provided for in the Restrictive Covenant Agreement, the Equity Plan, the Stock Option Grant Notices, and the Directors Indemnification Agreement between you and the Company set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its subsidiaries or affiliates.  This Agreement may be amended only by a written document signed by the parties hereto.

(b)Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of California (determined without regard to the choice of law provisions thereof).

(c)Withholding Taxes.  Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

(d)Voluntary Assent.  You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 10.  You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

(e)Waiver.  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

(f)Severability.  In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby.  If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

(g)Counterparts.  This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

(h)Successors and Assigns.  Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by you and the Company and your and its respective successors and assigns.

(i)Revocation.  This Agreement may be revoked by you within the 7-day period commencing on the date you sign this Agreement (the “Revocation Period”).  In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation.  No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.

(j)Notices.  Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

Chris A. Raanes:

at the address reflected in the Company’s records as of the Effective Date, as updated from time to time if to the Company:

ViewRay, Inc.

2 Thermo Fisher Way

Oakwood Village, OH 44146
Attention: Daniel Moore, Chairman

or to such other address as either party may furnish to the other in writing in accordance with this Section 15(j).  Notices of change of address will be effective only upon receipt.

[The Following Page is the Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VIEWRAY, INC.
By:	/s/ Daniel Moore
Name:Daniel Moore
Title:Chairman of the Board, ViewRay Inc.

Accepted and Agreed: /s/ Chris A. Raanes
Chris A. Raanes

[Signature Page for Chris A. Raanes Separation and Consulting Agreement]

SCHEDULE A

Stock Option Agreements (Exercisable Options)
No. of Shares of Common Stock	Grant Date
984,861	February 7, 2013
538,846	April 11, 2014
331,615	July 23, 2015
177,089	February 18, 2017
20,598	February 2, 2018
Stock Option Agreements (Unexercisable Options)
No. of Shares of Common Stock	Grant Date
123,162	July 23, 2015
322,911	February 18, 2017
410,000	May 15, 2018
20,598	February 2, 2018

SCHEDULE B

REAFFIRMATION PAGE

This page represents your reaffirmation of the commitments set forth in the Agreement from the date you signed the Agreement through the date that you sign this reaffirmation, and you hereby agree that the release of claims pursuant to Section 10 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date you sign this reaffirmation.   You will have seven (7) days following your execution of this reaffirmation to revoke your signature by notifying, in writing, Daniel Moore, Chairman, of this fact within such seven (7) day period.

I ratify and reaffirm the commitments set forth in the Agreement:

_____________________________________________________

Chris A. RaanesDate

SCHEDULE C

Older Workers Benefit Protection Act Disclosure

The following information is provided in accordance with the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (“ADEA”).

Unit Covered by the Program:

The decisional unit includes members of senior management for ViewRay, Inc. (the “Decisional Unit”).

Eligibility Factors for the Program:

All persons who are being separated are selected for the program and eligible for severance benefits, provided they execute a separation agreement and general release (the “Agreement”) in the form provided to them by the Company.  The persons who are being separated were selected based on reasons related to business needs, attempts to increase efficiencies, and other business concerns.

Time Limits Applicable to the Program:

The layoff is being announced and implemented on July 22, 2018.  All persons who are being offered consideration under the Agreement must sign and return the Agreement within the applicable consideration period in order to receive severance benefits.

Persons Selected For Separation:

The following is a listing of the job titles and ages of persons who were and were not selected for separation and the offer of severance benefits in exchange for signing the Agreement:

Individuals Selected for Separation:

Title	Age
Chief Executive Officer	53
Chief Operating Officer	53

Individuals Not Selected for Separation:

Title	Age
Chief Scientific Officer	47
Chief Financial Officer	56
Chief Medical Officer	54
Vice President and Chief Counsel	59
Senior Vice President of Marketing	50